EXHIBIT 10.22

    THE HARTFORD
SENIOR EXECUTIVE SEVERANCE PAY PLAN
(Tier 2)

This document describes your benefits under The Hartford Senior Executive Severance Pay Plan, and includes the text of the Plan and other important information.

As Amended and Restated Effective October 2, 2023

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THE HARTFORD SENIOR EXECUTIVE
SEVERANCE PAY PLAN

1.Purpose
The purpose of The Hartford Senior Executive Severance Pay Plan (the "Plan") is to assist in occupational transition by providing severance pay for Tier 2 executives and Hartford Funds Senior Managing Directors covered by this Plan whose employment is terminated under conditions set forth in this Plan.

2.Application of Plan
This Plan, which was initially effective October 1, 1997, and which was subsequently amended and restated effective October 1, 2014 and January 1, 2022, is amended and restated in the form of this document effective October 2, 2023. Any termination of employment of an Eligible Employee (as defined in Section 3 below) that has an Effective Date (as defined in Section 3 below) on or after October 2, 2023 shall be governed exclusively by the terms of the Plan as amended and restated herein, and by no other plan, policy, practice or arrangement.

3.    Eligible Employees
You are an Eligible Employee under this Plan if, on the date your employment with the Company terminates for any reason (the “Effective Date”), you are an “Employee” (as defined below) who is paid on a salaried basis, and is identified as a Tier 2 executive or a Hartford Funds Senior Managing Director whom the Plan Administrator has approved for participation in this Plan, except that you will not be an Eligible Employee if:
(1)    you are terminated for misconduct or other disciplinary action, which by way of example may include, but is not limited to, the following: serious violations of Company policies; violation of the Company’s Code of Ethics and Business Conduct, or any confidentiality agreement or other similar policy or undertaking of the Company; statements by you, either oral or written, that are false or misleading or that damage or have the potential to damage the Company; violation of any covenant or restriction applicable to you; or any Company-initiated termination for cause or for actions that the Company deems to be immoral, unethical, inimical to the best interests of the Company, or illegal;
(2)    provided that the Effective Date is prior to a Change of Control as defined in Section 10, you are under investigation, at the time severance pay would otherwise be due, for misconduct deemed by management to be a serious violation of the Company’s policies or its Code of Ethics and Business Conduct;
(3)    you refuse a Comparable Position offered as alternative employment with the Company. For purposes of this Plan, "Comparable

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Position" shall mean a position with materially the same Base Pay (your annual base salary at the Effective Date, excluding all bonus and incentive compensation and any special remuneration) and Target Bonus (your annual bonus opportunity at the target level of payout as in effect at the Effective Date) with similar duties, or having different duties that, in management's judgment, you are able to perform and are consistent with your experience, and that either is located within a 50-mile radius of the previous position's location or does not entail a substantially longer commute from your home;
(4)    you terminate employment with the Company prior to the date selected by the Company as your last day of active employment;
(5)    you are terminated after having exhausted job protection under the Company’s policies or applicable law;
(6)    you are terminated following acceptance or refusal of employment or continued employment in connection with any sale, divestiture, outsourcing, closure or relocation described in Section 9;
(7)    except as provided in subparagraph (3) above or in Section 10 with respect to a Termination for Good Reason, you initiate termination of employment for any reason, including resigning, retiring or failing to return to work immediately following the expiration of any leave of absence; or
(8)    your employment terminates as a result of your death.
A person who is on an authorized leave of absence, who would otherwise qualify as an Eligible Employee, but for being on leave of absence, and who has not exhausted job protection under the Company’s policies or applicable law will be considered an Eligible Employee for purposes of this Plan. Notwithstanding the foregoing provisions of this Section 3, you will be an Eligible Employee hereunder only if you have agreed to such non-competition, non-solicitation, non-disparagement and other restrictive covenants as are required to be executed by the Plan Administrator.
For purposes of the Plan, “Employee” means any person regularly employed on the United States payroll by The Hartford Financial Services Group, Inc., Hartford Fire Insurance Company, or any of their designated subsidiaries or affiliates which have adopted this Plan with respect to their employees (collectively, the “Company”), but shall not include any person who performs services for the Company as an independent contractor or under any other non-employee classification, or who is classified by the Company as, or determined by the Company to be, an independent contractor.
Notwithstanding any provision in the Plan to the contrary, if any person does not qualify as an Eligible Employee, or is otherwise ineligible to participate in the Plan, and such person is later required by a court or arbitrator or governmental authority or regulatory body to be classified as a person who is eligible to participate in the Plan, such person shall not be eligible to participate in the Plan, notwithstanding such classification, unless and until designated as an Eligible Employee by the Plan Administrator, and if so designated, the participation of such person in the Plan shall be prospective only.

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4.    Schedule of Severance Pay
You will be eligible to receive severance benefits under this Section if you are an Eligible Employee and the Company terminates your employment. In such circumstances, but subject to your entering into (and not revoking) a Separation and Release Agreement, as described in Section 11, you will receive severance benefits equal to a number of months of your Base Pay determined as follows:

Years of Service	Number of Months of Base Pay
Less than 4 Years of Service	12 months
4 Years of Service	13 months
5 Years of Service	14 months
6 Years of Service	15 months
7 Years of Service	16 months
8 Years of Service	17 months
9 Years of Service	18 months
10 Years of Service	19 months
11 Years of Service	20 months
12 Years of Service	21 months
13 Years of Service	22 months
14 Years of Service	23 months
15 or more Years of Service	24 months

"Base Pay" means your annual base salary at the Effective Date, excluding all bonus and incentive compensation and any special remuneration, divided by twelve (12) months.
"Years of Service" shall mean the total number of completed years of employment measured from your Company Service Date to your Effective Date, rounded to the nearest whole year. Your “Company Service Date” is the date used to determine your eligibility for vesting under the applicable Company retirement plan in effect on the Effective Date.
The severance payment provided shall be in addition to any Base Pay earned, but unpaid, for services rendered to the Company on or prior to the Effective Date, plus any paid time off accrued as of such date that is payable in accordance with Company policy or applicable law.

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5.    Pro-Rata Annual Bonus and Treatment of Long-Term Incentives
If you receive severance pay in accordance with Section 4, you may also be eligible to receive a pro-rata annual bonus under the applicable Company annual incentive plan for the year in which the Effective Date occurs, payable as described in Section 7. The amount of the pro-rata annual bonus, if any, shall be determined at the Company’s discretion, based on Company and individual performance for the year in which the Effective Date occurs. There is no promise of a bonus or a particular amount; along with other factors, post-termination activities, such as taking a position with a competitor, may be taken into account by the Company. In the event of a Termination for Good Reason or an involuntary termination by the Company following a Change of Control pursuant to Section 10, in no event shall the pro-rata annual bonus be less than a pro-rata bonus payable at the same percentage of the Target Bonus as is generally applicable to executives whose employment did not terminate.
If you receive severance pay in accordance with Section 4, you will also vest pro-rata (subject to achievement of any applicable performance criteria) in outstanding unvested long term incentives, including stock options, performance shares, performance awards, restricted stock and restricted stock unit awards, if, and to the extent, so provided in the award agreement under the applicable long term incentive plan under which such awards were granted; in such a case, the timing of the payment of such awards will be as set forth in such award agreement.

6.    Notice or Pay in Lieu of Notice
Except as provided in this Plan, you shall not be entitled to any notice of termination or pay in lieu thereof. At the sole discretion of the Company, notice may be provided.

7.    Payment of Severance Pay and Pro-Rata Annual Bonus
Any severance pay provided to you under this Plan shall be paid in a lump sum. Severance pay shall be paid within 60 days of the Effective Date (the “Payment Date”) provided that, as of the Payment Date, the Separation and Release Agreement required by Section 11 is effective. If the Separation and Release Agreement condition is satisfied on a date prior to the Payment Date, any portion of the severance pay that is subject to Section 409 of the Internal Revenue Code of 1986, as amended (the “Code”), can be paid on a date prior to the Payment Date, as determined in the sole discretion of the Plan Administrator (and in no event will you be able to elect the date of payment) and if the period in which the Separation and Release Agreement may be executed and become effective spans more than one taxable year, then the severance pay will not be paid until the later taxable year.
Any pro-rata annual bonus payable in accordance with Section 5 shall be paid no later than the same time as similar awards are paid to other executives participating in the plans or programs under which the awards are paid, but in no event later than March 15 of the calendar year following the calendar year in which the Effective Date occurs.

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As provided in Section 3(2), prior to a Change of Control as defined in Section 10, any severance pay or pro rata annual bonus that would otherwise be payable in accordance with Section 4 or 5 shall not be payable under the Plan to an employee who is under investigation for any such misconduct at the time payment would otherwise be due.

In the event of your death after the Effective Date but prior to your receipt of severance pay, the payment that would otherwise have been due to you shall be paid within 30 days of your death, subject to applicable law, to your spouse, if any, or if you are not married, to your estate.

8.    Employee Benefit Plan Coverage While Receiving Severance Pay
Except as may otherwise be specifically provided by the applicable employee benefit plan, as it may be amended from time to time, severance pay and a pro-rata annual bonus and any other payment made by the Company after the Effective Date shall not be taken into account for any purpose under any employee benefit plan of the Company, including but not limited to The Hartford Investment and Savings Plan, The Hartford Excess Savings Plan, The Hartford Retirement Plan for U.S. Employees and The Hartford Excess Pension Plan II.
If you receive severance pay under Section 4, then, provided that the following provision is not deemed discriminatory under applicable law, until the end of the month in which the one-year anniversary of the Effective Date occurs, the Company will reimburse you for the cost of COBRA continuation coverage for you and your eligible dependents under the medical and dental benefit plans of the Company or its affiliates in which you and such dependents were participating as of the Effective Date. The reimbursement will be for the excess of the amount that you pay for such COBRA continuation coverage over the amount that you would pay for such coverage if you were still in the employ of the Company; provided that the reimbursement will be paid only so long as you otherwise continue to be eligible for such COBRA continuation coverage in accordance with the terms of the Company’s medical and dental benefit plans and are not eligible for comparable coverage under the plan of a subsequent employer. An initial reimbursement shall be made during the 10 calendar days following six months from the Effective Date for payments made through that date; a second and final reimbursement, if necessary, shall be made within 10 days following the one-year anniversary of the Effective Date for any additional reimbursement due; provided that for purposes of this sentence, the Effective Date shall be deemed to occur at such time as you have also had a separation from service, as determined in accordance with any policies or practices that the Company shall adopt in accordance with, or as otherwise determined pursuant to, Section 409A of the Code and the regulations and guidance promulgated thereunder.
If you receive severance pay under Section 4, you will also be entitled to outplacement services, provided by the Company or its designee at the Company’s expense, for a period of 12 months or such lesser period as you may require such services; such outplacement services to start within three months of the Effective Date.

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9.    Sale, Divestiture, Outsourcing, Closure or Relocation
(A) If the Company or a subsidiary, affiliate, division, department, business or function of the Company or a portion thereof at which you are employed is sold, divested or outsourced in a transaction that does not qualify as a Change of Control under Section 10 hereof, you are eligible to receive severance benefits under Section 4 and a pro-rata annual bonus in accordance with Section 5 of this Plan provided that:

(1) you are an Eligible Employee at the time of the transaction whose employment with the Company terminates as a result of the transaction,

(2) you are not offered a Comparable Position with the Company, the acquirer, the vendor or the divested unit,

(3) you do not decline an interview or an invitation to apply for a Comparable Position or to determine the availability of a Comparable Position with the Company, the acquirer, the vendor or the divested unit (except where the Plan Administrator determines that business circumstances warrant otherwise), and

(4) you do not accept a position with the Company, the acquirer, the vendor or the divested unit.

An offer for a Comparable Position includes one that is contingent upon satisfaction of ordinary and customary requirements of the prospective employer, including, but not limited to, establishing work authorization under applicable immigration laws, satisfying drug-testing and background investigation standards, and executing employment agreements that include restrictive covenants and arbitration provisions.

If you continue employment with the Company or are hired on or immediately following the Effective Date by the acquirer, vendor or the divested unit, then severance payments and a pro-rata annual bonus will not be provided under this Plan

The provisions of this Section shall apply to all sales, divestitures and outsourcings (whether accomplished as sales of assets, sales of corporate entities, service agreements or any other method), unless such sale, divestiture or outsourcing qualifies as a Change of Control as defined in Section 10 hereof, in which event the provisions of Section 10 shall apply.

(B) If the entire Company or the portion of the Company where you are employed is closed or relocated and you are not offered a Comparable Position by the Company, then you are eligible to receive severance pay under Section 4 (provided that you are an Eligible Employee at the time of the closure or relocation). You will not receive severance pay or a pro-rata annual bonus if you are offered a Comparable Position with the Company or if you accept a non-comparable position with the Company.

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10.    Severance Pay in the Event of a Change of Control
(A) Post-Change of Control Severance Pay. In the event of a Change of Control (as defined below), if, within the two-year period following such Change of Control, you are an Eligible Employee whom the Plan Administrator has approved for participation in this Plan or whom the Plan Administrator had approved for participation in this Plan as of immediately prior to the Change of Control, and (i) you are involuntarily terminated by the Company for any reason other than in a Termination For Cause (as defined below), a termination due to death or a termination on account of total disability that results in your qualifying for benefits under the Company’s Long Term Disability Plan for Salaried Employees, or (ii) you voluntarily terminate employment with the Company in a Termination for Good Reason (as defined below and as determined by the Compensation and Management Development Committee of the Board of Directors of The Hartford Financial Services Group, Inc. (the “Compensation Committee”) as constituted immediately prior to the Change of Control), then you shall receive severance pay and be eligible for a pro-rata annual bonus as provided in Sections 4 and 5, payable as described in Section 7, except that, in such a case, the amount of severance pay shall be equal to two times your Base Pay rather than the amount provided for in Section 4. For this purpose, when determining the amounts under Sections 4 and 5, the Base Pay and Target Bonus taken into account shall not be less than your greatest Base Pay and Target Bonus in effect at any time since the date immediately prior to the Change of Control. Following a Change of Control, the term “Company” shall also include any successor in interest to any of the entities included in the definition of Company immediately prior to the Change of Control and any affiliate of such successor entity by which a person who was an Eligible Employee immediately prior to the Change of Control is employed.

(B) Reduction of Severance Pay to Reduced Amount in Certain Circumstances.

(i) Determination of Existence of Reduced Amount. Notwithstanding anything herein to the contrary, in the event that Deloitte and Touche or such other nationally recognized public accounting firm as is designated by the Company prior to the Change of Control (the "Accounting Firm") shall determine that your receipt of payments hereunder would subject you to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of the aggregate payments meets the definition of Reduced Amount (defined below). For purposes of determining whether and the extent to which payments hereunder would subject you to tax under Section 4999 of the Code, the Accounting Firm shall evaluate the extent to which (i) a payment or benefit does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code), and (ii) a payment constitutes “reasonable compensation” for services rendered within the meaning of Section 280G(b)(4)(B) of the Code. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and you and shall be made within 60 days of your termination of employment.

(ii) Consequences of Determination of Existence of Reduced Amount. If the Accounting Firm determines that there is a Reduced Amount as provided in the preceding paragraph, then the aggregate payments shall be reduced to such Reduced Amount, provided that the net after-tax amount that the Accounting Firm projects that you will receive, if such reduction is made, is not less than the net

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after-tax amount that the Accounting Firm projects that you will receive if such reduction is not made.
(iii) Consequences of Overpayment or Underpayment of Amounts. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm under Section 10(B)(i) hereof, it is possible that amounts will have been paid or distributed by the Company pursuant to the Plan that should not have been so paid or distributed ("Overpayment"), or that additional amounts that will have not been paid or distributed by the Company pursuant to this Plan that could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company shall be deemed for all purposes to be a loan to you made on the date of receipt of the Overpayment, which you shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(iv) Fees and Expenses of Accounting Firm. All fees and expenses of the Accounting Firm in implementing the provisions of this Section 10(B) shall be borne by the Company.
(C)Definitions.

For purposes of this Section 10:

“Change of Control” means an event that qualifies as a Change of Control as reasonably determined in good faith by the Compensation Committee under the most recent long-term incentive plan under which such Eligible Employee’s awards were granted.

"Termination For Good Reason" means a termination of your employment due to the occurrence of any of the following after the occurrence of a Change of Control, where notice of termination is provided as described below:

(i) (A) the assignment to you of any duties inconsistent in any material adverse respect with your position, duties, authority or responsibilities, or (B) any other material adverse change in such position, including titles, authority or responsibilities;

(ii) a material reduction in your Base Pay or Target Bonus;

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(iii) the Company's requiring you to be based at any office or location more than 50 miles from the location at which you performed your services immediately prior to the Change of Control (provided that such change of office or location also entails a substantially longer commute from your home), except for travel reasonably required in the performance of your responsibilities;

(iv) any failure by the Company to obtain the assumption and agreement to perform the provisions of this Plan by a successor; or

(v) a Termination asserted by the Company to be For Cause that is subsequently determined in a proceeding pursuant to Section 15(A) hereof not to constitute a Termination For Cause.

Except with respect to an event described in subclause (v), you must provide written notice of Termination For Good Reason to the Plan Administrator within 180 days of your having actual knowledge of the events giving rise to such Termination For Good Reason, which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination For Good Reason, along with the applicable date of termination if other than the date of receipt of such notice (which date shall not be more than 15 days after the giving of such notice), provided that your failure to set forth in the notice of termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any right you have or preclude you from asserting such fact or circumstance in enforcing your rights hereunder. Notwithstanding the foregoing, a termination of your employment shall not be treated as a Termination For Good Reason if (i) you have consented in writing to the occurrence of the event giving rise to the claim of Termination For Good Reason, or (ii) if you have delivered a notice of termination based on a claim of Termination For Good Reason to the Company, and the facts and circumstances specified therein as providing a basis for such Termination For Good Reason are cured by the Company within 10 days of its receipt of such notice of termination.

“Net After-Tax Receipt” means the Present Value of a payment net of all taxes imposed with respect thereto under Sections 1 and 4999 of the Code, under applicable state and local laws, and for Social Security, Medicare or other employment tax purposes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as you shall certify as likely to apply to you in the relevant tax year(s).

"Present Value" means such value as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code.

"Reduced Amount" means the smallest amount of Plan payments that (i) has a Present Value that is less than the Present Value of all Plan payments, and (ii) results in aggregate Net After-Tax Receipts for all payments that are greater than the Net After-Tax Receipts for all payments that would result if the aggregate Present Value of Plan payments were any other amount that is less than the Present Value of all Plan payments.

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“Termination For Cause” For purposes of this Section 10 only, a Termination For Cause is limited to the following: a termination of your employment due to (1) a felony conviction; (2) an act or acts of dishonesty or gross misconduct on your part that result or are intended to result in damage to the Company’s business or reputation; or (3) repeated violations of your obligations to devote your full attention during normal business hours to the business and affairs of the Company and to use your best efforts to perform faithfully and efficiently the responsibilities assigned to you except for time away from work authorized by Company policy or state or federal law, which violations are demonstrably willful and deliberate on your part and which result in damage to the Company's business or reputation.

11.    Separation and Release Agreement
You must accept the terms of a separation agreement, including but not limited to a release and waiver of all claims that you may have against the Company, the Company's directors, officers, employees and employee benefit plans, and provisions regarding confidentiality, non-solicitation of Company employees and non-disparagement of the Company, in a form provided by the Plan Administrator or designee (the “Separation and Release Agreement”), as a condition for the payment of any benefits under this Plan. In no event shall the terms and conditions of a Separation and Release Agreement required following a Change of Control be significantly less favorable to you than the terms and conditions of the form of Separation and Release Agreement customarily used by the Company prior to the Change of Control. You have no vested right to receive benefits under this Plan until you sign the Separation and Release Agreement and the expiration of any revocation period occurs. You must sign and return the Separation and Release Agreement no later than the date specified in that Agreement.

12.    Offset
Any severance pay provided to you under this Plan may be offset by reducing such amount by any severance pay, termination pay or similar pay or allowance that you receive or are entitled to receive (i) under any other Company plan, policy, practice, program or arrangement, other than a Company retirement plan, including but not limited to any amounts owed by you as a result of the Company’s overpayment of disability, benefits, wages, bonuses, draws, commissions or incentive compensation; or (ii) by virtue of any law, custom or practice, excluding any unemployment compensation that you may receive as a state unemployment award. Any offset to severance pay under this Plan shall be applied in a manner that complies with Section 409A of the Code to the extent applicable.
Any severance pay provided to you under this Plan shall also be offset by reducing such severance pay by any severance pay, termination pay or similar pay or allowance you received as a result of any prior termination of employment with the Company. Any severance pay and any notice pay provided to you under this Plan shall be offset by reducing such severance pay and notice pay by any payments made to you by the Company pursuant to the Worker Adjustment and Retraining Notification Act ("WARN") and any similar federal, state or local law.

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Any severance pay provided to you under this Plan shall be offset by reducing such severance pay by any payment made or anticipated to be made to you under any Company or statutory disability plan, policy, practice, program or arrangement after the Effective Date.
The Company (or the Compensation Committee, in the case of a Section 16 Officer) shall have the obligation or the right, as applicable, at any time to recoup any amount paid or payable hereunder to the fullest extent provided for under the Company’s Clawback Policy. Prior to a Change of Control, (1) if the Company determines that you have taken action, or failed to act, in a manner which is inimical to the best interests of the Company, the Company may, in its sole discretion, not pay any amount which has not then been paid to you from this Plan and, in addition, may recover or “claw back” any amount which has already been paid to you in accordance with this Plan, and (2) any severance pay provided to you under this Plan shall be offset by reducing such severance pay by any amount that you owe to the Company, including but not limited to any amounts owed as a result of overpayments of disability benefits, wages, bonuses, incentive compensation or in accordance with the Company’s Clawback Policy. Additionally, prior to a Change of Control, any severance pay otherwise due to you may be offset by any costs to the Company in connection with any sums for which you are personally responsible.

13.    Administration of Plan
Responsibility for administration of this Plan rests with the Company’s Chief Human Resources Officer (or other individual with similar responsibilities) or his or her designee ("Plan Administrator").
The Plan Administrator shall have the exclusive discretionary authority and right to determine eligibility for benefits under the Plan, to construe the terms of the Plan, to adopt any rules and regulations for carrying out the Plan as may be appropriate and to decide any and all matters arising under the Plan, including, but not limited to, the right to make factual determinations and the right to determine appeals. Subject to applicable federal and state law, all interpretations and decisions by the Plan Administrator shall be final, conclusive and binding on all parties affected thereby. Any claim, complaint, dispute, question, contest, controversy or issue for determination (collectively “claim”) in connection with the operation, interpretation or administration of this Plan must first be appealed to the Plan Administrator according to the procedures set forth below. Only if you have exhausted such administrative appeal process and have received an adverse ruling, in whole or in part, from the Plan Administrator on one or more claims may you proceed with arbitration pursuant to Section 15(A) hereof.
If you believe you are entitled to, but do not receive, severance pay, you may make a claim for severance pay by submitting a written request to the Company’s Executive Compensation Lead within 60 days after your Effective Date. If your claim is denied, in whole or in part, the Executive Compensation Lead or his or her designee will notify you of the Plan’s denial not later than 90 days after your claim was received, unless the Executive Compensation Lead or his or her designee determines that special circumstances require an extension of time for processing the claim. If the Executive Compensation Lead or his or her designee determines that special circumstances require

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an extension of time for processing your claim, you will receive written notice of the extension prior to the end of the initial 90-day period. In no event will such extension end later than 90 days from the end of the initial period. You will be notified of the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. If your claim is denied, you will receive notification from the Executive Compensation Lead or his or her designee, which will include: (i) the specific reason or reasons why the claim was denied, (ii) reference to the specific plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for you to perfect your claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures.
If you wish to appeal a denial of your claim, you must submit a written appeal to the Plan Administrator within 60 days of the date you receive the denial of your claim. You may include with your appeal written comments, documents, records, and other information relating to your claim for severance pay. Additionally, you will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits. The review of your appeal will take into account all comments, documents, records, and other information you submit relating to your claim, regardless of whether such information was submitted or considered in the initial benefit determination.
The Plan Administrator will notify you, within 60 days after it receives your request for review of the denial, of the Plan Administrator’s benefit determination on review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to you prior to the end of the initial 60-day period. In no event will such extension end later than 60 days from the end of the initial period. You will be notified of the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.
If your appeal is denied, the notification the Plan Administrator provides to you will include: (i) the specific reason or reasons why the appeal was denied, (ii) reference to the specific Plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary; (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures.

14.    Termination or Amendment
The Plan Administrator shall have the power to make amendments to the Plan as the Plan Administrator deems necessary or advisable that do not involve a material cost to the Company or are required by applicable law. Any other amendments to the Plan shall be made by the Board of Directors of The Hartford Financial Services Group, Inc., or the Compensation Committee thereof. The Company reserves the right, in its sole discretion, to terminate, suspend, amend or modify this Plan ("Plan Change") in whole or in part at any time without prior notice. Notwithstanding anything in this Plan to the contrary, the Plan shall not be amended, modified, suspended or terminated following a Change of Control or during the period in which a Change of Control is threatened (as determined in

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accordance with the applicable long-term incentive plan in effect at the time), except that the Plan Administrator may amend this Plan during such period or following a Change of Control, or at any other time, in such manner as the Plan Administrator deems necessary or advisable, in his or her reasonable judgment, (i) to comply with a change in law or to avoid any payments hereunder being subject to an additional tax under Section 409A of the Code, or (ii) so long as such amendment does not adversely affect (A) the eligibility of any Eligible Employee to receive benefits hereunder or (B) the amount or type of benefits that might become, or the time at which such benefits would be, payable hereunder to any such Eligible Employee.

15.     Miscellaneous
    (A)    Arbitration. Any claim arising under or in connection with this Plan that, following exhaustion of the administrative appeal process referenced in Section 13 hereof, has yet to be resolved in whole or in part, shall be resolved exclusively by binding arbitration. Such arbitration shall be held in the city of Hartford, Connecticut, and shall be conducted in accordance with the Employment Arbitration Rules then pending of the American Arbitration Association (“AAA”), and otherwise in accordance with the principles that would be applied by a court of law or equity. The arbitrator shall be acceptable to both you and the Company. If you and the Company cannot agree on an acceptable arbitrator, the claim shall be heard by a panel of three arbitrators, with one each appointed by you and the Company and the third appointed by the other two arbitrators. The award rendered by the arbitrator (or arbitrators) will be final and determinative as to any and all issues submitted for arbitration, and a judgment may be entered on any award by any state or federal court having jurisdiction over the parties or their respective property. You and the Company shall be jointly and equally responsible for all arbitration fees assessed by the AAA, and you and the Company shall each be responsible for your respective attorney’s fees and related expenses; provided that, should the claim relate to circumstances occurring on or after the date of a Change of Control, if the arbitrator (or arbitrators) shall in the award determine one or more material issues in dispute in your favor, then the Company shall pay your share of any expenses of the arbitration and your reasonable attorney’s fees and related expenses (or cause such fees and expenses to be paid), upon presentation of proof of such fees and expenses in a form acceptable to the Company, and as to any reasonable fees and related expenses that you have already paid, the Company shall add to the reimbursement payment an amount for simple interest thereon from the date such expense was paid by you at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually. Any claim brought under this section must be commenced within twelve months following the Plan Administrator’s benefit determination on review under Section 13 above.
(B)    Unfunded. Benefits under this Plan are paid for entirely by the Company from its general assets.
(C)    Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect as determined in the sole discretion of the Plan Administrator or designee.

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(D)    Section Headings. The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.
(E)    409A Compliance. Notwithstanding anything in this Plan to the contrary, the Plan and the payments and benefits it provides are intended to be exempt from Section 409A of the Code in accordance with the requirements applicable to arrangements providing “short-term deferrals” within the meaning of Section 1.409A-1(b)(4) (or any successor provision) of the Treasury Regulations or the “separation pay plan” exception specified in Section 1.409A-1(b)(9) of the Treasury Regulations (or any successor provision), and will be interpreted in a manner consistent with those intentions. No action taken by the Company in connection with the administration of the Plan shall be construed in a manner that would result in the imposition of an additional tax on executives under Section 409A of the Code. To the extent that any payments under this Plan are subject to Section 409A of the Code and are paid or provided on account of the Eligible Employee’s termination of employment or separation from service, the determination as to whether the Eligible Employee has had a termination of employment (or separation from service) shall be made in accordance with Section 409A of the Code and the guidance issued thereunder. If any payment hereunder is subject to Section 409A of the Code and if such payment is to be paid on account of the Eligible Employee’s separation from service (within the meaning of Section 409A(a)(2)(B) of the Code), if the Eligible Employee is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), and if any such payment is required to be made prior to the first day of the seventh month following the Eligible Employee’s separation from service, such payment shall be delayed until the first day of the seventh month following the Eligible Employee’s separation from service. Any delayed payment shall be made without liability for interest or other loss of investment opportunity.
16.    Other Important Information
    (A)    Notice
This Plan is not a contract of employment. It does not guarantee your employment for any specified period and does not limit the right of the Company to terminate your employment at any time for any reason. Employment with the Company is terminable at will.
Except as otherwise provided in a written agreement with the Company, any employee retains the right to terminate his or her employment at any time, with or without notice, and with or without cause. Likewise, the Company can terminate the employment of any employee at any time, with or without notice, and with or without cause, subject to applicable law.
No supervisor or manager has any authority to enter into an employment agreement, written or oral, or to make any agreement or representations contrary to the preceding paragraph, unless it is authorized by the Chairman of The Hartford Financial Services Group, Inc., and such agreement is in writing. Further no document, communication or publication of The Hartford Financial Services Group, Inc., the Company, or any affiliate of either of the foregoing should be understood as, or construed as, making such an agreement or extending such a representation.

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